EXHIBIT 23.2
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             CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

         We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated February 18, 2006 (which audit report expresses an unqualified opinion on the financial statements and includes Comments by Independent Registered Chartered Accountants on Canada - United States of America Reporting Differences relating to changes in accounting principles that have been implemented in the financial statements), relating to the financial statements of Enerplus Resources Fund appearing in the Annual Report on Form 40-F of Enerplus Resources Fund for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants

Calgary, Alberta, Canada
December 7, 2006